                                                                    EXHIBIT 23.3


The Board of Directors
Energy Partners, Ltd.:


We consent to the use of our report included herein, dated March 31, 2000, except as to the third paragraph of Note 9 and the second paragraph of Note 2(e), which are as of April 20, 2000 and August , 2000, respectively, with respect to the balance sheets of Energy Partners, Ltd. as of December 31, 1998 and 1999, and the related statements of operations, changes in stockholders' equity and cash flows for the period from January 29, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999.

We also consent to the use of our report included herein, dated May 19, 2000, with respect to the statements of revenues and direct operating expenses of the 30% Interest in the Bay Marchand 2 Field, South Timbalier Block 26 for the nine months ended December 31, 1998 and the year ended December 31, 1999.

We also consent to the use of our report included herein, dated May 31, 2000, with respect to the statements of revenues and direct operating expenses of Ocean Energy Inc.'s 98.5% Interest in the East Bay Complex for the three years ended December 31, 1999.

We also consent to the reference to our firm under the heading "Experts" in the Prospectus.



                                                            KPMG LLP


New Orleans, Louisiana
August 1, 2000